EXHIBIT 21.1

SUBSIDIARIES OF MAXLINEAR, INC.

Name	Jurisdiction of Incorporation

MaxLinear Shanghai Limited	China
MaxLinear Limited	Bermuda
MaxLinear Asia Limited	Malaysia
MxL Taiwan Holdings, LLC	Delaware
MaxLinear Technologies Private Limited	India
MaxLinear Japan GK	Japan